Exhibit 4.1

EXECUTION COPY

B&G FOODS, INC.

(f/k/a B&G FOODS HOLDINGS CORP.)

AND EACH OF THE GUARANTORS PARTY HERETO

12.0% SENIOR SUBORDINATED NOTES DUE 2016

INDENTURE

Dated as of October 14, 2004

The Bank of New York

Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)	7.06; 7.07
(c)	7.06; 12.02
(d)	7.06
314(a)	4.03; 12.02; 12.05
(b)	10.02
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	12.05
(e)	N.A.
315(a)	7.01
(b)	7.05; 12.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.

N.A. means not applicable.

*  This Cross-Reference Table is not part of the Indenture.

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ARTICLE 4 COVENANTS

Section 4.01	Payment of Notes
Section 4.02	Maintenance of Office or Agency
Section 4.03	Reports
Section 4.04	Compliance Certificate
Section 4.05	Taxes
Section 4.06	Stay, Extension and Usury Laws
Section 4.07	Restricted Payments
Section 4.08	Dividend and Other Payment Restrictions Affecting Subsidiaries
Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock
Section 4.10	Asset Sales.
Section 4.11	Transactions with Affiliates
Section 4.12	Liens
Section 4.13	Business Activities
Section 4.14	Corporate Existence
Section 4.15	Offer to Repurchase Upon Change of Control
Section 4.16	Limitation on Sale and Leaseback Transactions
Section 4.17	Payments for Consent
Section 4.18	Additional Note Guarantees
Section 4.19	Designation of Restricted and Unrestricted Subsidiaries
Section 4.20	No Layering of Debt
Section 4.21	Subsequent Issuances
Section 4.22	Combination of Notes and Class A Common Stock

ARTICLE 5 SUCCESSORS

Section 5.01	Merger, Consolidation, or Sale of Assets.
Section 5.02	Successor Corporation Substituted

ARTICLE 6 DEFAULTS AND REMEDIES

Section 6.01	Events of Default
Section 6.02	Acceleration
Section 6.03	Other Remedies
Section 6.04	Waiver of Past Defaults
Section 6.05	Control by Majority
Section 6.06	Limitation on Suits
Section 6.07	Rights of Holders of Notes to Receive Payment
Section 6.08	Collection Suit by Trustee
Section 6.09	Trustee May File Proofs of Claim

Section 6.10	Priorities.
Section 6.11	Undertaking for Costs.

ARTICLE 7 TRUSTEE

Section 7.01	Duties of Trustee.
Section 7.02	Rights of Trustee.
Section 7.03	Individual Rights of Trustee.
Section 7.04	Trustee’s Disclaimer.
Section 7.05	Notice of Defaults.
Section 7.06	Reports by Trustee to Holders of the Notes.
Section 7.07	Compensation and Indemnity.
Section 7.08	Replacement of Trustee.
Section 7.09	Successor Trustee by Merger, etc.
Section 7.10	Eligibility; Disqualification.
Section 7.11	Preferential Collection of Claims Against Company.

ARTICLE 8 LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance.
Section 8.02	Legal Defeasance and Discharge.
Section 8.03	Covenant Defeasance.
Section 8.04	Conditions to Legal or Covenant Defeasance.
Section 8.05	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
Section 8.06	Repayment to Company.
Section 8.07	Reinstatement.

ARTICLE 9 AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders of Notes.
Section 9.02	With Consent of Holders of Notes.
Section 9.03	Compliance with Trust Indenture Act.
Section 9.04	Revocation and Effect of Consents.
Section 9.05	Notation on or Exchange of Notes.
Section 9.06	Trustee to Sign Amendments, etc.

ARTICLE 10 SUBORDINATION

Section 10.01	Agreement to Subordinate.

Section 10.02	Liquidation; Dissolution; Bankruptcy.
Section 10.03	Default on Designated Senior Indebtedness.
Section 10.04	Acceleration of Notes.
Section 10.05	When Distribution Must Be Paid Over.
Section 10.06	Notice by Company.
Section 10.07	Subrogation.
Section 10.08	Relative Rights.
Section 10.09	Subordination May Not Be Impaired by Company.
Section 10.10	Distribution or Notice to Representative.
Section 10.11	Rights of Trustee and Paying Agent.
Section 10.12	Authorization to Effect Subordination.
Section 10.13	Amendments.
Section 10.14	Reliance on Judicial Order or Certificate of Liquidating Agent.
Section 10.15	Trustee Not Fiduciary for Holders of Senior Indebtedness.

ARTICLE 11 NOTE GUARANTEES

Section 11.01	Guarantee.
Section 11.02	Subordination of Note Guarantee.
Section 11.03	Limitation on Guarantor Liability.
Section 11.04	Execution and Delivery of Note Guarantee.
Section 11.05	Guarantors May Consolidate, etc., on Certain Terms.
Section 11.06	Releases.

ARTICLE 12 SATISFACTION AND DISCHARGE

Section 12.01	Satisfaction and Discharge.
Section 12.02	Application of Trust Money.

ARTICLE 13 MISCELLANEOUS

Section 13.01	Trust Indenture Act Controls.
Section 13.02	Notices.
Section 13.03	Communication by Holders of Notes with Other Holders of Notes.
Section 13.04	Certificate and Opinion as to Conditions Precedent.
Section 13.05	Statements Required in Certificate or Opinion.
Section 13.06	Rules by Trustee and Agents.
Section 13.07	No Personal Liability of Directors, Officers, Employees and Stockholders.
Section 13.08	Governing Law.
Section 13.09	No Adverse Interpretation of Other Agreements.

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Section 13.10	Successors.
Section 13.11	Severability.
Section 13.12	Counterpart Originals.
Section 13.13	Table of Contents, Headings, etc.
Section 13.14	Waiver of Jury Trial.

EXHIBITS

Exhibit A	FORM OF GLOBAL NOTE
Exhibit B	FORM OF NOTATION GUARANTEE
Exhibit C	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of October 14, 2004 among B&G Foods, Inc. (f/k/a B&G Foods Holdings Corp.), a Delaware corporation, the Guarantors (as defined) and The Bank of New York, a New York banking corporation, as trustee.

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 12.0% Senior Subordinated Notes due 2016 (the “Notes”):

ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01                                Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1)                                  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)                                  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

provided that the amount of Acquired Debt only at the time so acquired will include the accreted value together with any interest thereon that is more than 30 days past due; provided, further, that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the Transaction by which such other Person is merged with or into or became a Restricted Subsidiary of such Person will not be Acquired Debt.

“Additional Notes” means Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means

(1)                                  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 hereof and/or Section 5.01 hereof and not Section 4.10 hereof; and

(2)                                  the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)                                  any single transaction or series of related transactions that involves (a) assets having a Fair Market Value of less than $1.5 million or (b) Net Proceeds of less than $1.5 million;

(2)                                  a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)                                  an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)                                  the sale, lease, conveyance or other disposition of products, services, inventory, equipment or accounts receivable in the ordinary course of business, including any sale or other disposition of damaged, worn-out, obsolete, negligible or surplus assets in the ordinary course of business;

(5)                                  the sale or other disposition of cash or Cash Equivalents;

(6)                                  the surrender or waiver of contract rights, the settlement, release or surrender of contract, tort or other litigation claims in the ordinary course of business, and the granting of (or permitted realization of) Liens not prohibited by this Indenture; and

(7)                                  a Restricted Payment that complies with Section 4.07 hereof or a Permitted Investment.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)                                  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)                                  with respect to a partnership, the board of directors of the general partner of the partnership;

(3)                                  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)                                  with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)                                  85% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2)                                  50% of the book value of all inventory, net of reserves, owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, in each case determined in accordance with GAAP.

“BRS” means Bruckmann, Rosser, Sherrill & Co. Inc.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)                                  in the case of a corporation, corporate stock, including, without limitation, corporate stock represented by EISs and corporate stock outstanding upon the separation of EISs into the securities represented thereby;

(2)                                  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                  in the case of a partnership or limited liability company, partnership interests or membership interests (whether general or limited); and

(4)                                  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)                                  United States dollars and Canadian dollars;

(2)                                  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)                                  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)                                  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                                  commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and, in each case, maturing within one year after the date of acquisition;

(6)                                  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7)                                  readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having maturities of not more than one year from the date of acquisition and having one of the two highest rating categories obtainable from either Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services.

“Change of Control” means the occurrence of any of the following:

(1)                                  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)                                  the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)                                  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)                                  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Class A Common Stock” means the Class A Common Stock of the Company, $.01 par value per share.

“Class B Common Stock” means the Class B common stock of the Company, $0.01 par value per share.

“Clearstream” means Clearstream Banking, S.A.

“Company” means B&G Foods, Inc., and any and all successors thereto.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)                                  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)                                  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)                                  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)                                  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period and of such Person and its Restricted Subsidiaries for such period including, without limitation, any Mark-to-Market Adjustment) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)                                  if such period includes the quarter ended September 27, 2003, $2.2 million; plus

(6)                                  fees and expenses related to the Transactions not to exceed $12.0 million in the aggregate actually incurred within three months of the date hereof; plus

(7)                                  charges incurred within 180 days of the date hereof attributable to the write-off of bond discount and the write-off of deferred financing fees and costs, relating to the pay off of existing Indebtedness in an amount not to exceed $18.2 million; minus

(8)                                  non-cash items increasing such Consolidated Net Income for such period (including, without limitation, any Mark-to-Market Adjustment), other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)                                  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)                                  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income to such Person and its Restricted Subsidiaries is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

(3)                                  the cumulative effect of a change in accounting principles will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)                                  was a member of such Board of Directors on the date of this Indenture; or

(2)                                  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means that certain Credit Agreement, dated as of October 14, 2004 by and among the Company, the Guarantors, Lehman Commercial Paper, Inc., as administrative agent, and the lenders from time to time party thereto, providing initially for up to $30.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of written notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of

Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Senior Indebtedness” means (i) the Indebtedness represented by the Credit Facilities, (ii) the Senior Notes and (iii) any other Senior Indebtedness so designated by the Company.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiaries” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Enhanced Income Securities” or “EISs” means the units of the Company comprised of Notes and Class A common stock.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Excess Cash” means, with respect to any specified Person for any period, the Consolidated Cash Flow of that Person for such period, minus the sum of the following, each determined for such period on a consolidated basis:

(1)                                  cash taxes paid for such Person and its Restricted Subsidiaries; plus

(2)                                  cash interest expense paid by such person and its Restricted Subsidiaries, whether or not capitalized (including, without limitation, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates); plus

(3)                                  additions to property, plant and equipment and other capital expenditures of such Person and its Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of such Person and its Restricted Subsidiaries for such period prepared in accordance with GAAP, except to the extent financed by the incurrence of Indebtedness; plus

(4)                                  the aggregate principal amount of long-term Indebtedness repaid by such Person and its Restricted Subsidiaries and the repayment by such Person and any Restricted Subsidiary of any short-term Indebtedness that financed capital expenditures referred to in clause (3) above, excluding any such repayments (a) under working capital facilities (except to the extent that such Indebtedness so repaid was incurred to finance capital expenditures as described in clause (3) above, (b) out of Net Proceeds of Assets Sales as provided in Section 4.10 hereof and (c) through a refinancing involving the incurrence of new long-term Indebtedness.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and the Senior Notes) in existence on the date hereof, reduced to the extent such amounts are repaid, refinanced or retired.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).

“First Four Dividend Payments” means the dividend payments contemplated to be made by the Company to holders of Class A Common Stock on January 30, 2005, April 30, 2005, July 30, 2005 and October 30, 2005 for the partial quarterly dividend payment period ending January 1, 2005 and the full quarterly dividend payment periods ending April 2, 2005, July 2, 2005 and October 1, 2005 provided that the dollar amount of such quarterly dividend payments shall not be greater than $0.212 per share of Class A Common Stock.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)                                  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(2)                                  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)                                  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)                                  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)                                  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)                                  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)                                  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)                                  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)                                  any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)                                  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the

Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; minus

(5)                                  charges attributable to the amortization of expenses relating to the Transactions incurred within 180 days of the date of this Indenture; minus

(6)                                  charges incurred within 180 days of the date hereof attributable to the write-off of bond discount and the write-off of deferred financing fees and costs relating to the pay off of existing Indebtedness in an amount not to exceed $18.2 million.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect on the date of this Indenture.

“Global Note Legend” means the legend set forth in Section 2.06(f)(1) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or standard contractual indemnities in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1)                                  BGH Holdings, Inc., Bloch & Guggenheimer, Inc., Heritage Acquisition Corp., Maple Grove Farms of Vermont, Inc., Ortega Holdings Inc., Polaner, Inc., Trappey’s Fine Foods, Inc. and William Underwood Company; and

(2)                                  any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)                                  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)                                  other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)                                  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)                                  in respect of borrowed money;

(2)                                  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)                                  in respect of banker’s acceptances;

(4)                                  representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)                                  representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable or any similar obligation to trade creditors; or

(6)                                  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person; provided that if the holder of such Indebtedness has no recourse to such Person other than to the asset, the amount of such Indebtedness will be deemed to be equal to the lesser of the value of such asset and the amount of the obligation so secured) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $147.1 million aggregate principal amount of Notes issued under this Indenture, or $165.8 million if the over-allotment option is exercised in full, on the date hereof.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers in the ordinary course of business and commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’ Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(d) hereof.  The acquisition by the Company or any Subsidiary of the

Company of a Person that holds an Investment in a third Person will not be deemed to be an Investment by the Company or such Subsidiary in such third Person if the purpose of such acquisition by the Company or such Subsidiary was not the Investment in such third Person.  Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Joint Venture” means any joint venture between the Company and/or any Restricted Subsidiary and any other Person if such joint venture is:

(1)                                  owned 50% or less by the Company and/or any of its Restricted Subsidiaries; and

(2)                                  not directly or indirectly controlled by or under direct or indirect common control of the Company and/or any of its Restricted Subsidiaries.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement relating to a lien on an asset under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Mark-to-Market Adjustment” means any non-cash expense or income resulting from current or future mark-to-market accounting that the Company may apply with respect to any EISs, shares of Class A common stock, shares of Class B common stock or the senior subordinated notes issued in connection with the Transactions or at any time thereafter.

“Net Cash Balance” means, with respect to any specified Person for any fiscal period end, the amount of cash and cash equivalents set forth on such Person’s balance sheet as of such period end minus the amount of any funded Indebtedness of such Person outstanding under any secured revolving credit facilities.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)                                  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with:

(a)                                  any Asset Sale; or

(b)                                 the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)                                  any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)                                  as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)                                  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)                                  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture.  The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 13.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 hereof.  The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“pari passu Indebtedness” means (i) with respect to the Company, the Notes and any other senior subordinated Indebtedness of the Company, other than Senior Indebtedness or secured Indebtedness of the Company and (ii) with respect to any Guarantor, its Note Guarantee and any other senior subordinated Indebtedness of such Guarantor, other than Senior Indebtedness or secured Indebtedness of such Guarantor.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means the business of the Company and its Subsidiaries as existing on the date hereof and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

“Permitted Investments” means:

(1)                                  any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)                                  any Investment in Cash Equivalents;

(3)                                  any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)                                  such Person becomes a Restricted Subsidiary of the Company; or

(b)                                 such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)                                  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5)                                  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)                                  any Investments received (a) in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates; or (b) in satisfaction of judgments;

(7)                                  Investments represented by Hedging Obligations;

(8)                                  loans or advances to directors, officers, employees and consultants made in the ordinary course of business of the Company or the Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9)                                  repurchases of the Notes;

(10)                            intercompany loans to the extent permitted by Section 4.09 hereof;

(11)                            loans by the Company in an aggregate principal amount not exceeding $3.0 million to employees of the Company or its Restricted Subsidiaries to finance the sale of the Company’s Capital Stock by the Company to such employees; provided that the net cash proceeds from such sales respecting such loaned amounts will not be included in the calculation described in clause (1)(b) of the first paragraph of Section 4.07(a) hereof;

(12)                            any Investment in existence on the date hereof;

(13)                            receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(14)                            any Investment in any Person to the extent the Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any of its Restricted Subsidiaries; and

(15)                            other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed $10.0 million; provided that if an Investment made pursuant to this clause (15) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15).

“Permitted Junior Securities” means: debt or equity securities of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Company that are subordinated to the payment of all then-outstanding Senior Indebtedness of the Company at least to the same extent that the Notes are subordinated to the payment of all Senior Indebtedness of the Company on the issue date, so long as to the extent that any Senior Indebtedness of the Company outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either (a) the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (b) such holders receive securities which constitute Senior Indebtedness and which have been determined by the relevant court to constitute satisfaction in full in cash of any Senior Indebtedness not paid in full in cash.

“Permitted Liens” means:

(1)                                  Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of this Indenture to be incurred and/or securing certain Hedging Obligations;

(2)                                  Liens in favor of the Company or the Guarantors;

(3)                                  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4)                                  Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were not incurred in contemplation of, such acquisition;

(5)                                  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, warranty requirements, leases or licenses or other obligations of a like nature or incurred in the ordinary course of business (including, without limitation, landlord Liens on leased real property and rights of offset and set-off);

(6)                                  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(5) of this Indenture; covering only the assets acquired with or financed by such Indebtedness;

(7)                                  Liens existing on the date hereof;

(8)                                  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)                                  Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)                            survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)                            Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a)                                  the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)                                 the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(12)                            Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

(13)                            Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(14)                            any interest or title of a lessor under any Capital Lease Obligation permitted to be incurred under this Indenture; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capital Lease Obligation;

(15)                            Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16)                            leases or subleases granted to third Persons not interfering with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(17)                            Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security;

(18)                            deposits, in an aggregate not to exceed $250,000 at any one time outstanding, made in the ordinary course of business to secure liability to insurance carriers;

(19)                            Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

(20)                            judgment Liens not giving rise to an Event of Default;

(21)                            Liens on the assets of a Restricted Subsidiary of the Company that is not a Guarantor securing Indebtedness of that Restricted Subsidiary; provided that such Indebtedness was permitted to be incurred under Section 4.09 hereof;

(22)                            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

(23)                            Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)                                  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)                                  such Permitted Refinancing Indebtedness has a final maturity date later than or the same as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)                                  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)                                  such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, association, unincorporated organization, trust, governmental regulatory entity, country, state, agency or political subdivision thereof, municipality, county, parish or other entity.

“Principals” means the members of management of the Company or any of the Company’s Restricted Subsidiaries as of the date hereof.

“Related Party” means

(1)                                  any controlling stockholder, 66 2/3% or more owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)                                  any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a 66 2/3% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Holders Agreement” means the Second Amended and Restated Securities Holders Agreement dated as of October 14, 2004 among BRS, certain of the Company’s existing stockholders, certain members of the Company’s Board of Directors and the Company’s executive officers, as in effect on the date of this Indenture.

“Senior Indebtedness” with respect to the Company or any Guarantor means all Indebtedness of the Company or such Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary of the Company whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including make-whole payments, fees, expenses and reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the date of this Indenture or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes or such Guarantor’s Note Guarantee, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable, (i) any obligation of the Company to any Subsidiary of the Company or of a Guarantor to the Company or any Subsidiary of the Company, (ii) any liability for Federal, state, local or other taxes owed or owing by the Company or such Guarantor, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (iv) any obligations with respect to any Capital Stock, (v) any Indebtedness incurred in violation of this Indenture, provided that Indebtedness under Credit Facilities will not cease to be Senior Indebtedness under this clause (v) if the lenders of such Indebtedness obtained an Officer’s Certificate as of the date of incurrence of such Indebtedness to the effect that such Indebtedness was permitted to be incurred by this Indenture and (vi) any Indebtedness or Obligations of the Company or such Guarantor which is pari passu Indebtedness.

“Senior Note Indenture” means the indenture relating to the Senior Notes, dated the date hereof.

“Senior Notes” means the Company’s 8.0% Senior Notes due 2011.

“Senior Notes Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the Senior Notes, executed pursuant to the provisions of the Senior Notes Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date hereof, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)                                  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Transaction Services Agreement” means the amended and restated Transaction Services Agreement, dated as of September 30, 2004, between BRS and the Company, as in effect on the date hereof.

“Transactions” has the meaning given in the prospectus related to the Notes, dated October 7, 2004.

“Trustee” means The Bank of New York until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary

pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)                                  has no Indebtedness other than Non-Recourse Debt;

(2)                                  except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)                                  is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)                                  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)                                  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)                                  the then outstanding principal amount of such Indebtedness.

Section 1.02                                Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Automatic Exchange”	4.21
“Blockage Notice”	10.03
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Incremental Funds”	4.07
“incur”	4.09
“Legal Defeasance”	8.02
“Note Units”	4.21
“Offer Amount”	3.09
“Offer Period”	3.09
“pay the Notes”	10.03
“Paying Agent”	2.03
“Payment Blockage Period”	10.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Trustee”	8.05

Section 1.03                                Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04                                Rules of Construction.

Unless the context otherwise requires:

(1)                                  a term has the meaning assigned to it;

(2)                                  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)                                  “or” is not exclusive;

(4)                                  words in the singular include the plural, and in the plural include the singular;

(5)                                  “will” shall be interpreted to express a command;

(6)                                  provisions apply to successive events and transactions; and

(7)                                  references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2
THE NOTES

Section 2.01                                Form and Dating.

(a)                                  General.  The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note will be dated the date of its authentication.  The Notes shall be in denominations of $7.15 and integral multiples thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)                                 Global Notes.  Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form will be substantially in the form of Exhibit A1 hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)                                  Euroclear and Clearstream Procedures Applicable.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02                                Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee.  The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by at least one Officer (an “Authentication Order”), authenticate (1) Initial Notes for original issue on the date of issuance of the Initial Notes in an aggregate principal amount of

$152,347,829.40, and (2) subject to the terms of this Indenture, Additional Notes from time to time for original issue in an amount specified by the Company.  The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03                                Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar will keep a register of the Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depositary Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.  The Trustee shall act as custodian for the Global Notes that represent Notes held as part of EISs on behalf of Cede & Co., the registered owner of EISs and such Global Notes will be registered in the name of the Trustee as custodian for Cede & Co, DTC’s nominee.  The Trustee shall act as custodian for the Global Notes that represent Notes held separately (not in the form of EISs) on behalf of DTC and such Global Notes shall be registered in the name of Cede & Co., DTC’s nominee.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04                                Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money.  If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05                                Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06                                Transfer and Exchange.

(a)                                  Transfer and Exchange of Global Notes.  A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes will be exchanged by the Company for Definitive Notes if:

(1)                                  the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2)                                  the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee;  or

(3)                                  there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)                                 Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b).

(c)                                  Transfer and Exchange of Beneficial Interests for Definitive Notes.  If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant.

(d)                                 Transfer and Exchange of Definitive Notes for Beneficial Interests.  A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.  If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to this paragraph at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)                                  Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

(f)                                    Legends.  Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF B&G FOODS, INC. (F/K/A/ B&G FOODS HOLDINGS CORP.)

[Include the following paragraph for Global Notes that represent Notes held separately (not in the form of EISs:  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”]

[Include the following paragraph for Global Notes that represent Notes held as part of EISs:  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR

NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK (101 BARCLAY STREET, NEW YORK, NEW YORK) IN ITS CAPACITY AS CUSTODIAN FOR CEDE & CO., DTC’S NOMINEE, THE REGISTERED OWNER OF EISs, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK, AS CUSTODIAN FOR CEDE & CO., HAS AN INTEREST HEREIN.”]

(g)                                 Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)                                 General Provisions Relating to Transfers and Exchanges.

(1)                                  To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)                                  No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

(3)                                  The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)                                  All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)                                  Neither the Registrar nor the Company will be required:

(A)                              to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)                                to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)                                to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)                                  Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7)                                  The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)                                  All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07                                Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08                                Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09                                Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.10                                Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes.  Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee.  Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11                                Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes (subject to the record retention requirement of the Exchange Act) in its customary manner.  Certification of the disposition of all canceled Notes will be delivered to the Company upon its written request therefor.  The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12                                Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13                                Maturity.

The Notes shall mature on October 30, 2016.

Section 2.14                                Tax Treatment.

The Company agrees, and by acceptance of a beneficial ownership interest in the Notes, each beneficial owner of Notes shall be deemed to have agreed (1) to treat such beneficial owner as the owner of the Notes for all purposes, including the preparation and filing of any United States federal, state, local or foreign tax return, report, or other information; (2) to treat the Notes as indebtedness for all tax purposes and (3) if such beneficial owner’s Notes are represented by EISs, to treat the acquisition of any EIS as the acquisition of the Notes and shares of Class A Common Stock which are represented by such EIS and to allocate the purchase price of such EIS between the Notes and the shares of Class A Common Stock in the proportions set forth in paragraph 20 of the Notes.  In the case of a beneficial owner acquiring EISs in the initial offering thereof, such purchase price allocation shall be (i) $7.15 allocated to the Note represented by each EIS and (ii) $7.85 allocated to the share of Class A Common Stock represented by such EIS.

Section 2.15                                CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Company will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01                                Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 45 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1)                                  the clause of this Indenture pursuant to which the redemption shall occur;

(2)                                  the redemption date;

(3)                                  the principal amount of Notes to be redeemed; and

(4)                                  the redemption price.

Section 3.02                                Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase in principal amounts of $7.15 or integral multiples thereof, by lot, on a pro rata basis, by another method the Trustee deems appropriate, except:

(1)                                  if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)                                  if otherwise required by law.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.  Notes and portions of Notes selected will be in amounts of $7.15 or whole multiples of $7.15; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $7.15, shall be redeemed or purchased.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03                                Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.

The notice will identify the Notes (including CUSIP numbers) to be redeemed and will state:

(1)                                  the redemption date;

(2)                                  the redemption price;

(3)                                  if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)                                  the name and address of the Paying Agent;

(5)                                  that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)                                  that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)                                  the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)                                  that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04                                Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional.

Section 3.05                                Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent prior to 10:00 a.m. Eastern Time money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06                                Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07                                Optional Redemption.

(a)                                  On and after October 30, 2009, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 30 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	106.000%
2010	104.000%
2011	102.000%
2012 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(b)                                 The Notes will not be redeemable at the Company’s option prior to October 30, 2009.

(c)                                  Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(d)                                 Any exercise by the Company of its option to redeem the Notes, in whole or in part, will result in an automatic separation of the EISs upon the redemption date.

Section 3.08                                Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09                                Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets.  The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer.  Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee.  The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The notice, which will govern the terms of the Asset Sale Offer, will state:

(1)                                  that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2)                                  the Offer Amount, the purchase price and the Purchase Date;

(3)                                  that any Note not tendered or accepted for payment will continue to accrue interest;

(4)                                  that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5)                                  that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $7.15 only;

(6)                                  that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)                                  that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)                                  that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis, based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $7.15, or integral multiples thereof, will be purchased); and

(9)                                  that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis, to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09.  The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4
COVENANTS

Section 4.01                                Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02                                Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes.  The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03                                Reports.

(a)                                  Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)                                  all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s independent registered public accounting firm; and

(2)                                  all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports;

provided, however, that the availability of the foregoing materials on the SEC’s EDGAR service or on the Company’s website shall be deemed to satisfy the Company’s delivery obligations under this Section 4.03(a).

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.  Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s independent registered public accounting firm. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will make such information available to securities analysts and prospective investors upon request.  The Company will at all times comply with TIA § 314(a).

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing.  The Company will not take any action for the purpose of causing the SEC not to accept any such filings.  If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

(b)                                 If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by paragraph (a) of this Section 4.03 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

For so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by paragraphs (a) and (b) of this Section 4.03, the Company and the Guarantors will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04                                Compliance Certificate.

(a)                                  The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b)                                 So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03 above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)                                  So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith (and in any event within 10 days) upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05                                Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06                                Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07                                Restricted Payments.

(a)                                  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)                                  declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)                                  purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests (other than any such Equity Interest owned by a wholly owned Restricted Subsidiary of the Company) of the Company or any direct or indirect parent of the Company;

(3)                                  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (3) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and:

(1)                                  if the Fixed Charge Coverage Ratio for the Company’s four most recent fiscal quarters for which internal financial statements are available is not less than 1.6 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date hereof (except for Restricted Payments made pursuant to Section 4.07(b)(1) (so long as such Restricted Payment was previously included for purposes of this calculation (to the extent required to be so included) at the time of its declaration), 4.07(b)(2), 4.07(b)(5), 4.07(b)(9), 4.07(b)(11), 4.07(b)(12) or 4.07(b)(13) below) is less than the sum, without duplication of:

(a)                                  Excess Cash of the Company for the period (taken as one accounting period) from and including the first fiscal quarter beginning after the date hereof to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(b)                                 100% of the aggregate net cash proceeds received by the Company since the date hereof as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c)                                  100% of the Fair Market Value as of the date of issuance of any Equity Interests (other than Disqualified Stock) issued since the date of this Indenture by the Company as consideration for the purchase by the Company or any of its Restricted Subsidiaries of all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under this Indenture); plus

(d)                                 to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or other property or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment or the Fair Market Value of such other property (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(e)                                  to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary after the date of this Indenture or merges or consolidates with or into, or is liquidated into, the Company or any of its Restricted Subsidiaries, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of this Indenture (the amount determined at any time pursuant to items (b), (c), (d) and (e) being referred to as the “Incremental Funds”); minus

(f)                                    the aggregate amount of Restricted Payments made in reliance on Incremental Funds pursuant to this clause (1) or clause (2) below; or

(2)                                  if the Fixed Charge Coverage Ratio for the Company’s four most recent fiscal quarters for which internal financial statements are available is less than 1.6 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the beginning of the fiscal quarter in which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on the Company’s common stock), is less than the sum, without duplication, of:

(a)                                  $10.0 million less the aggregate amount of all Restricted Payments made by the Company pursuant to this clause (2)(a) during the period ending on the last day of the fiscal quarter of the Company immediately preceding the fiscal quarter in which such Restricted Payment is made and beginning on the date of this Indenture, plus

(b)                                 Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above;

provided that only Restricted Payments that are distributions on the Company’s common stock may be made pursuant to this clause (2).

(b)                                 The preceding provisions will not prohibit:

(1)                                  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2)                                  so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within 10 Business Days (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the contribution of common equity capital to the Company within 10 Business Days; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (1)(b) of Section 4.07(a);

(3)                                  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(4)                                  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option plan or any other management or employee benefit plan or agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds received by the Company or any of its Restricted Subsidiaries (to the extent contributed to the Company) from sales of Equity Interests (other than Disqualified Stock) of the Company to officers, directors or employees of the Company or any of its Restricted Subsidiaries that occur after the date of this Indenture (provided that the amount of such cash proceeds used for any such repurchase, redemption, acquisition or retirement will not increase the amount available for Restricted Payments under clause (1)(b) of Section 4.07(a) hereof and provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by this proviso in any calendar year); provided, further, that cancellation of Indebtedness owing to the Company from members of management of the Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment;

(5)                                  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(6)                                  so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of this Indenture in accordance with Section 4.09 hereof;

(7)                                  repurchases of Capital Stock deemed to occur upon the exercise of stock options if the Capital Stock represents a portion of the exercise price thereof;

(8)                                  payments of dividends to the Company solely to enable it to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

(9)                                  so long as no Default has occurred and is continuing or would be caused thereby, the acquisition of any shares of Disqualified Stock of the Company in exchange for other shares of Disqualified Stock of the Company or with the net cash proceeds from an issuance of Disqualified Stock by the Company within 10 Business Days of such issuance, in each case that is permitted to be issued under Section 4.09 hereof;

(10)                            so long as no Default has occurred and is continuing or would be caused thereby, the First Four Dividend Payments;

(11)                            so long as no Default has occurred and is continuing or would be caused thereby, the repurchase of shares of the Company’s Class B Common Stock on the date hereof or on the closing date(s) of the exercise of the over-allotment option with respect to the EISs;

(12)                            so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $10.0 million since the date of this Indenture;

(13)                            so long as no Default has occurred and is continuing or would be caused thereby, the repurchase of shares of the Company’s Class B Common Stock issued on or before the date hereof with the proceeds of an issuance of EISs or, if no EISs are outstanding on the date of repurchase, the issuance of Additional Notes and the Company’s Class A Common Stock, in either case completed substantially contemporaneously with the repurchase, and, in respect of any Additional Notes, incurred pursuant to Section 4.09(b)(19), provided that such transactions may only be consummated in accordance with the Securities Holders Agreement, provided, further, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.07(a)(1)(b) hereof; and

(14)                            the repurchase, redemption, defeasance or other acquisition or retirement for value of the Company’s 9 5/8% senior subordinated notes due 2007.

(c)                                  If the Company’s Net Cash Balance is less than $10.0 million at the end of any fiscal year beginning with the fiscal year ended January 1, 2005, then until the earlier of (a) the first fiscal year end thereafter at which the Company’s Net Cash Balance equals or exceeds $10.0 million and (b) the first fiscal quarter end thereafter at which the Company’s Net Cash Balance equals or exceeds $12.5 million, the amount of Excess Cash that the Company Foods may use to make dividends or other distributions on its common stock pursuant to the second clause (1) of the first paragraph of this Section 4.07(a) hereof shall be reduced to 98.0% thereof.

(d)                                 For purposes of this covenant, the amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The Fair Market Value of any assets or securities that are required to be valued by Section 4.07 will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the Trustee to the extent that such Fair Market Value exceeds $10.0 million.  For purposes of determining compliance with Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in Section 4.07(b) or is entitled to be made pursuant to Section 4.07(a) hereof, the Company will be permitted, in its sole discretion, to classify the Restricted Payment in any manner that complies with Section 4.07.

Section 4.08                                Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)                                  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)                                  pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)                                  make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)                                  transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)                                 However, the preceding restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1)                                  agreements governing Existing Indebtedness and any other agreement, including Credit Facilities and the Senior Note Indenture as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

(2)                                  this Indenture, the Notes and the Note Guarantees; and the Senior Notes and the Senior Notes Guarantees;

(3)                                  applicable law, rule, regulation or order;

(4)                                  any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5)                                  customary non-assignment provisions in contracts, licenses and other commercial agreements entered into in the ordinary course of business;

(6)                                  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.08(a) hereof;

(7)                                  any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)                                  Permitted Refinancing Indebtedness; provided that the encumbrances or restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the senior management or Board of Directors of the Company, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)                                  any restriction on the transfer of assets under any Lien permitted under this Indenture imposed by the holder of the Lien;

(10)                            provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(11)                            restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09                                Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)                                  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)                                 The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)                                  the incurrence by the Company and any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $50.0 million and (y) the amount of the Borrowing Base as of the date of such incurrence;

(2)                                  the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3)                                  the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Indenture;

(4)                                  the incurrence by the Company and the Guarantors of Indebtedness represented by the Senior Notes and the Senior Note Guarantees;

(5)                                  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (5), not to exceed $20.0 million at any time outstanding;

(6)                                  the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred by Section 4.09(a) or clauses (2), (3), (4), (5), (6), (17) or (18) of this Section 4.09(b);

(7)                                  the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)                                  if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b)                                 (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the

Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)                                  the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)                                  any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)                                 any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9)                                  the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(10)                            the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09;

(11)                            the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bankers’ acceptances, performance, bid and surety bonds and completion guarantees provided in the ordinary course of business;

(12)                            the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(13)                            the incurrence of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Restricted Subsidiary, other than the Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition; provided, however, that:

(a)                                  such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)); and

(b)                                 the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and Restricted Subsidiaries in connection with such disposition;

(14)                            the incurrence of Indebtedness owed to any Person in connection with worker’s compensation, self-insurance, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Company or any of its Restricted Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and consistent with past practices;

(15)                            pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, or arising from guarantees to suppliers, lessors, licenses, contractors, franchisees or customers of obligations, other than Indebtedness, made in the ordinary course of business;

(16)                            the incurrence of Indebtedness by the Company or any of its Restricted Subsidiaries issued to directors, officers or employees of the Company or any of its Restricted Subsidiaries in connection with the redemption or purchase of Capital Stock that, by its terms, is subordinated to the Notes, is not secured by any assets of the Company or any of its Restricted Subsidiaries and does not require cash payments prior to the Stated Maturity of the Notes, in an aggregate principal amount at any time outstanding not to exceed $2.0 million;

(17)                            the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed $20.0 million;

(18)                            the incurrence of Indebtedness by the Company or any Restricted Subsidiary to finance the acquisition (including, without limitation, by way of a merger) of Capital Stock of any Person engaged in, or assets used or useful in, a Permitted Business; provided that the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been at least 1.75 to 1.0 determined on a pro-forma basis (including a pro forma application of the net proceeds therefrom), as if the Indebtedness had been incurred at the beginning of such four-quarter period; and

(19)                            the incurrence by the Company of Indebtedness in the form of Additional Notes in connection with the issuance of EISs or, if there are no EISs outstanding on the date of such issuance, the issuance of the Company’s Class A Common Stock (and in each case, the incurrence of the related Note Guarantees in respect of such Additional Notes by the Guarantors), provided that (a) no Default or Event of Default has occurred and is continuing at the time of such issuance or would be caused thereby, (b) the ratio of the aggregate principal amount of such Additional Notes over the number of additional shares of the Company’s Class A Common Stock issued contemporaneously therewith shall not exceed (i) the equivalent ratio with respect to the EISs outstanding immediately prior to such issuance, or (ii) if there are no EISs outstanding immediately prior to such issuance, the equivalent ratio with respect to the EISs outstanding on the date of this Indenture, and (c) the Company uses the proceeds of such issuance solely to repurchase shares of Class B Common Stock issued on or before the date of this Indenture from holders thereof in accordance with the Securities Holders Agreement.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09 and such item of Indebtedness will be treated as having been incurred pursuant to only such clause or clauses to which it has been reclassified or pursuant to Section 4.09(a), as the case may be.  Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.  The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in account principles, and the payment of dividends on Disqualified

Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09.  Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)                                  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)                                  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)                                  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)                              the Fair Market Value of such assets at the date of determination; and

(B)                                the amount of the Indebtedness of the other Person.

Section 4.10                                Asset Sales.

(a)                                  The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)                                  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)                                  at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.  For purposes of this provision, each of the following shall be deemed to be cash:

(A)                              any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets and the Company or such Restricted Subsidiary is released from further liability;

(B)                                any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after such Asset Sale, to the extent of the cash received in that conversion; and

(C)                                any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this Section 4.10.

(b)                                 Any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect to any of the foregoing, including by deed or assignment in lieu of foreclosure, will not be required to satisfy the conditions set forth in the preceding paragraph.  Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1)                                  to repay, prepay or purchase Senior Indebtedness or pari passu Indebtedness (provided that if the Company shall so repay pari passu Indebtedness, it will equally and ratably repay the Notes by making an offer (in accordance with the procedures set forth in Section 3.09) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of Notes); and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)                                  to acquire all or substantially all of the assets of another Permitted Business, or to acquire any Capital Stock of another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3)                                  to make a capital expenditure;

(4)                                  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(5)                                  any combination of the foregoing clauses (1) through (4).

In the case of clauses (2) and (4) of this paragraph (b), the Company will be deemed to have complied with its obligations in the preceding paragraph if it enters into a binding commitment to acquire such assets or Capital Stock prior to 360 days after the receipt of the applicable Net Proceeds; provided that such binding commitment will be subject only to customary conditions and such acquisition is completed within 180 days following the expiration of the aforementioned 360 day period.  If the acquisition contemplated by such binding commitment is not consummated on or before such 180th day, and the Company has not applied the applicable Net Proceeds for another purpose permitted by the preceding paragraph on or before such 180th day, such commitment shall be deemed not have been a permitted application of Net Proceeds.  Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this Section 4.10 will constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $10.0 million, within 30 days thereof, the Company will make an Asset Sale Offer to all Holders of Notes and all Holders of other Indebtedness that is pari passu Indebtedness containing provisions similar to those set forth herein with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase and will be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.  In order for a Holder of Notes whose Notes are represented by EISs to exercise its repurchase right in connection with an Asset Sale Offer pursuant to this Section 4.10, such Holder must voluntarily separate its EISs representing such Notes.

Any Asset Sale Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company’s compliance with those laws and regulations will not in and of itself cause a breach of its obligations under this Section 4.10.

Section 4.11                                Transactions with Affiliates.

(a)                                  The Company will not, and will not permit any of its Restricted Subsidiaries to, on or after the date of this Indenture, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)                                  the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2)                                  The Company delivers to the Trustee:

(A)                              with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company or, if none, a disinterested representative appointed by the Board of Directors for such purpose; and

(B)                                with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view or that such Affiliate Transaction is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained in a comparable transaction with a Person that is not an Affiliate of the Company, as issued by an accounting, appraisal or investment banking firm of national standing.

(b)                                 The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1)                                  any employment agreement, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)                                  transactions between or among the Company and/or its Restricted Subsidiaries;

(3)                                  transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)                                  fees and compensation paid to officers and employees of the Company or any Restricted Subsidiaries, to the extent such fees and compensation are reasonable and customary, and payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;

(5)                                  any issuance or sale of Equity Interests (other than Disqualified Stock) of the Company to Affiliates, employees, officers and directors of the Company or any of its Restricted Subsidiaries;

(6)                                  Restricted Payments that are permitted by Section 4.07 hereof;

(7)                                  fees payable to BRS or an Affiliate of BRS under the Transaction Services Agreement;

(8)                                  maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

(9)                                  loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(10)                            any agreement as in effect and entered into as of the date of this Indenture, including the Securities Holders Agreement, or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the date of this Indenture;

(11)                            any transaction or series of transactions between the Company or any Restricted Subsidiary and any of their Joint Ventures; provided that (a) such transaction or series of transactions is in the ordinary course of business between the Company or such Restricted Subsidiary and such Joint Venture and (b) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $5.0 million, such Affiliate Transaction complies with Section 4.11(a)(1) hereof and such Affiliate Transaction has been approved by the Board of Directors of the Company;

(12)                            any service, purchase, lease, supply or similar agreement entered into in the ordinary course of business between the Company or any Restricted Subsidiary and any Affiliate that is a customer, client, supplier or purchaser or seller of goods or services, so long as the senior management or Board of Directors of the Company determines in good faith that any such agreement is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arms’-length transaction with an entity that is not an Affiliate; and

(13)                            the payment of all fees and expenses related to the Transactions.

Section 4.12                                Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) to secure Indebtedness of any kind on any asset now owned or hereafter acquired, unless all payments due under this Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or, if such obligations are subordinated by their terms to the Notes or the Note Guarantees, prior to the obligations so secured) until such time as such obligations are no longer secured by a Lien.

Section 4.13                                Business Activities.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole, as reasonably determined in good faith by the Board of Directors of the Company.

Section 4.14                                Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)                                  its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(2)                                  the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15                                Offer to Repurchase Upon Change of Control.

(a)                                  If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $7.15 or an integral multiple of $7.15) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth herein.  In the Change of Control Offer (subject to the conditions required by applicable law, if any), the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”).  No earlier than ten and no later than 20 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1)                                  that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2)                                  the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)                                  that any Note not tendered will continue to accrue interest;

(4)                                  that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)                                  that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)                                  that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)                                  that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $7.15 in principal amount or an integral multiple thereof.

In order for a Holder of Notes whose Notes are represented by EISs to exercise its right to require the Company to repurchase such Holder’s Notes pursuant to this Section 4.15, such Holder must voluntarily separate its EISs representing such Notes.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.09 or 4.15 hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.15 by virtue of such compliance.

(b)                                 On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)                                  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)                                  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)                                  deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.   The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 4.15 and Section 3.09 hereof and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

In the event that at the time of such Change of Control the terms of any Senior Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for above but in any event within 90 days following any Change of Control, the Company shall (i) repay in full all such Senior Indebtedness or offer to repay in full all such Senior Indebtedness and repay the Senior Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Senior Indebtedness to permit the repurchase of the Notes as provided in this Section 4.15.

Section 4.16                                Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Guarantor may enter into a sale and leaseback transaction if:

(1)                                  the Company or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in Section 4.09(a) hereof and (b) incurred a Lien to secure such Indebtedness pursuant to the provisions of Section 4.12 hereof;

(2)                                  the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(3)                                  the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.10 hereof.

Section 4.17                                Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.18                                Additional Note Guarantees.

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of this Indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel (subject to customary assumptions and exceptions) satisfactory to the Trustee within 10 Business Days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.  The form of such Note Guarantee is attached as Exhibit E hereto.

Section 4.19                                Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company.  That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant.  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.20                                No Layering of Debt.

The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Notes.  No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Indebtedness of such Guarantor and senior in right of payment to such Guarantor’s Note Guarantee.  No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Section 4.21                                Subsequent Issuances.

The Company may issue Additional Notes provided that (1) no Event of Default has occurred and is continuing at the time of or would be caused by such issuance, (2) the Incurrence of Indebtedness evidenced by such Additional Notes is permitted pursuant to Section 4.09, and (3) if such Additional Notes are issued in connection with the issuance of the Company’s EISs or Class A Common Stock, the ratio of the aggregate principal amount of such Additional Notes to the number of such additional shares of the Class A Common Stock shall be equal to the equivalent ratio with respect to the Notes and shares of Class A Common Stock represented by EISs outstanding immediately prior to the issuance of such Additional Notes.

The Company may issue Additional Notes only if it delivers to the Trustee on the date of such issuance a certificate of the Company’s principal financial officer stating that on such date, after giving pro forma effect to the issuance of such Additional Notes and the related Guarantees, the Company and the Guarantors are solvent.  Furthermore, the Company may issue Additional Notes only if it has received an opinion of independent tax counsel to the effect that the Additional Notes should be treated as debt for U.S. federal income tax purposes.

The Company agrees, and by purchasing the Notes each Holder and each owner of a beneficial interest in a Global Note shall be deemed to have agreed, that, upon the issuance by the Company of any Additional Notes, if the Company determines that such Additional Notes should be assigned a different CUSIP number than the CUSIP number assigned to the Initial Notes, then immediately following such issuance (and immediately following any issuance of Additional Notes thereafter) a portion of each such Holder’s or beneficial owner’s Initial Notes and/or Additional Notes, as applicable, or beneficial ownership interest therein, will automatically, without any action by such Holder or beneficial owner, be exchanged (each, an “Automatic Exchange”) for a portion of each other Holder’s Initial Notes and/or Additional Notes or each other beneficial owner’s beneficial interest in the Initial Notes and/or Additional Notes, as applicable, such that each Holder and owner of a beneficial interest in a Global Note will hold Notes or beneficial interests in the Global Notes of each issuance in the same proportion as each other Holder and owner of beneficial interests in the Global Notes.  The aggregate stated principal amount of Notes owned by each Holder and owner of a beneficial interest in a Global Note will not change as a result of the Automatic Exchange.  Immediately following the Automatic Exchange, the Company and the Trustee will instruct the

Depository to facilitate the combination of the Notes issued prior to the date of issuance of such Additional Notes and such Additional Notes into inseparable units (“Note Units”) in accordance with the procedures of the Depository.  The Note Units will be assigned a new CUSIP number, and the transfers and exchanges of beneficial interests in the Note Units will be effected through the Depository.

At least ten (10) business days prior to the closing of the issuance of Additional Notes that will result in an Automatic Exchange, the Company shall notify the Trustee in writing of its intention to consummate such subsequent issuance and shall instruct the Trustee and Depository to take any action necessary to effect the Automatic Exchange.  Such notice may be revoked at any time prior to the date fixed for such Automatic Exchange.

The Company agrees, and by acceptance of beneficial ownership in the Notes each beneficial owner of the Notes shall be deemed to have agreed, that (1) the Company will report any “original issue discount” (as determined for U.S. federal income tax purposes) associated with the Initial Notes and Additional Notes among all beneficial owners in proportion to their ownership of the aggregate principal amount of Notes and (2) each beneficial owner of the Notes shall report such original issue discount in this manner and shall not take an inconsistent position for any applicable tax purpose.

With respect to any Additional Notes with a different CUSIP number exchanged in any Automatic Exchange, Holders and owners of beneficial interests in the Global Notes may obtain the amount of original issue discount in respect of such Additional Notes, the date of issuance, the issue price and the yield to maturity by submitting a written request to the Trustee.

Section 4.22                                Combination of Notes and Class A Common Stock.

As long as Notes are outstanding, any Holder of Notes that do not constitute part of an EIS and of shares of Class A Common Stock that do not constitute part of an EIS may, at any time, combine such Notes and shares of Class A Common Stock (in the same proportion as the Notes and shares of Class A Common Stock represented by the EISs outstanding at the time of such combination) to form EISs, unless all EISs have been previously automatically separated as a result of redemption or maturity of the Notes or otherwise [or there are otherwise no longer any EISs outstanding.]

ARTICLE 5
SUCCESSORS

Section 5.01                                Merger, Consolidation, or Sale of Assets.

The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving entity); or (2) sell,

assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets (such amounts to be computed on a consolidated basis) of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)                                  either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia, which corporation becomes the co-issuer of the Notes pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

(2)                                  the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3)                                  immediately after such transaction, no Default or Event of Default exists; and

(4)                                  the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:

(A)                              be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof.

(B)                                have a Fixed Charge Coverage Ratio that is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such consolidation, merger, sale, assignment, transfer, conveyance or other disposition.

In addition, the Company shall not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This Section 5.01 will not apply to:

(1)                                  a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(2)                                  any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.

Section 5.02                                Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01                                Events of Default.

Each of the following is an “Event of Default”:

(1)                                  default for 30 consecutive days in the payment when due of interest on the Notes, whether or not prohibited by Article 10 hereof;

(2)                                  default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes, whether or not prohibited by Article 10 hereof;

(3)                                  failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Section 5.01 hereof;

(4)                                  failure by the Company or any of its Restricted Subsidiaries for 30 days to comply with the provisions of Sections 4.10 and 4.15 hereof;

(5)                                  failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture;

(6)                                  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

(A)                              is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B)                                results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7)                                  failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after their entry;

(8)                                  the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)                              commences a voluntary case,

(B)                                consents to the entry of an order for relief against it in an involuntary case,

(C)                                consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)                               makes a general assignment for the benefit of its creditors, or

(E)                                 generally is not paying its debts as they become due;

(9)                                  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)                              is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B)                                appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C)                                orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(10)                            a payment of dividends by the Company on its common stock (A) during the continuance of an Event of Default, (B) pursuant to the second clause (1) of paragraph (a) of Section 4.07 of this Indenture when the then-available financial statements presented to the Board of Directors of the Company show a Fixed Charge Coverage Ratio of less than 1.6 to 1.0, or (C) pursuant to the second clause (2) of paragraph (a) of Section 4.07 of this Indenture when the then-available financial statements presented to the Board of Directors of the Company show that the amount of dividends paid exceeds the amount permitted to be paid under such clause; or

(11)                            except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee.

Section 6.02                                Acceleration.

In the case of an Event of Default specified in clause (8) or (9) of Section 6.01 hereof, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Upon any such declaration, the Notes shall become due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived.

If an Event of Default occurs on or after October 30, 2009 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 3.07 hereof, then, upon acceleration of the Notes, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, anything in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default occurs prior to October 30, 2009 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then, upon acceleration of the Notes, an additional premium shall also become and be immediately due and payable, to the extent permitted by law, in an amount, for each of the years beginning on October 30 of the years set forth below, as set forth below (expressed as a percentage of the principal amount of the Notes on the date of payment that would otherwise be due but for the provisions of this sentence):

Year	Percentage
2009	106.000%
2010	104.000%
2011	102.000%
2012 and thereafter	100.000%

Section 6.03                                Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04                                Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase) or an Event of Default under clause (10) of Section 6.01; provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05                                Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines in good faith may be prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06                                Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes, except for any remedy with respect to an Event of Default under this Indenture, only if:

(1)                                  such Holder gives to the Trustee written notice that such Event of Default is continuing;

(2)                                  Holders of at least 25% (or at least 10%, in respect of a remedy (other than acceleration) for an Event of Default under clause (10) of Section 6.01 hereof) in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy for such Event of Default;

(3)                                  such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)                                  the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)                                  except with respect to a remedy (other than acceleration) for an Event of Default under clause (10) of Section 6.01 hereof), during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07                                Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08                                Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09                                Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10                                Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to holders of Senior Indebtedness to the extent required by Article 10 and Section 11.02 of this Indenture;

Third:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Fourth:  to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11                                Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7
TRUSTEE

Section 7.01                                Duties of Trustee.

(a)                                  If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)                                 Except during the continuance of an Event of Default:

(1)                                  the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)                                  in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)                                  The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)                                  this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)                                  the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)                                  the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)                                 Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)                                  No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.  The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)                                    The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02                                Rights of Trustee.

(a)                                  The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)                                 Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)                                  The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)                                 The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)                                  Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f)                                    The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)                                 in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)                                 the Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i)                                     the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

Section 7.03                                Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04                                Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05                                Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note or an Event of Default under paragraph (10) of Section 6.01 hereof, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06                                Reports by Trustee to Holders of the Notes.

(a)                                  Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also will comply with TIA § 313(b)(2).  The Trustee will also transmit by mail all reports as required by TIA § 313(c).

(b)                                 A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d).  The Company will promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07                                Compensation and Indemnity.

(a)                                  The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time.  The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust.  The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)                                 The Company and the Guarantors will indemnify the Trustee against any and all losses, liabilities, claims, damages or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith.  The Trustee will notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder.  The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense.  The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel.  Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)                                  The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

(d)                                 To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien will survive the satisfaction and discharge of this Indenture.

(e)                                  When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)                                    The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08                                Replacement of Trustee.

(a)                                  A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)                                 The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company.  The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing.  The Company may remove the Trustee if:

(1)                                  the Trustee fails to comply with Section 7.10 hereof;

(2)                                  the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)                                  a custodian or public officer takes charge of the Trustee or its property; or

(4)                                  the Trustee becomes incapable of acting.

(c)                                  If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d)                                 If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.

(e)                                  If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)                                    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee will mail a notice of its succession to Holders.  The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09                                Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10                                Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 7.11                                Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01                                Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02                                Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)                                  the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)                                  the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3)                                  the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)                                  this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03                                Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18, 4.19 and 4.20 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the

Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(6) hereof will not constitute Events of Default.

Section 8.04                                Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1)                                  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or independent registered public accounting firm, to pay the principal of, premium and, if any, interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)                                  in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(A)                              the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)                                since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)                                  in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)                                  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound and is not prohibited by Article 10 or Section 11.02 of this Indenture;

(5)                                  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)                                  the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)                                  the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05                                Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and, if any, interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06                                Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07                                Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01                                Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes or the Note Guarantees without the consent of any Holder of Note:

(1)                                  to cure any ambiguity, omission, defect or inconsistency;

(2)                                  to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)                                  to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article 5 hereof;

(4)                                  to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights hereunder of any Holder;

(5)                                  to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6)                                  to conform the text of this Indenture, the Note Guarantees or the Notes to any provision of the “Description of Senior Subordinated Notes” section of the Company’s Prospectus dated October 7, 2004, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Senior Subordinated Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Note Guarantees or the Notes;

(7)                                  to provide for or confirm the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(8)                                  to comply with the provisions of the Depository or the Trustee with respect to the provisions of this Indenture and the Notes relating to transfers and exchanges of Notes or beneficial interests in the Notes; or

(9)                                  to evidence the release of any Guarantor permitted to be released under the terms of this Indenture or to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Notwithstanding the foregoing, no amendment may be made to Article 10 or Section 11.02 of this Indenture that adversely affects the rights of any holder of Senior

Indebtedness of the Company or any Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02                                With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company and the Trustee may amend. modify or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.15 hereof) and the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).  Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes or the Note Guarantees.  However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)                                  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)                                  reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.09, 4.10 and 4.15 hereof);

(3)                                  reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)                                  waive a Default or Event of Default in the payment of principal of or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)                                  make any Note payable in money other than that stated in the Notes;

(6)                                  make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes;

(7)                                  waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.10 or 4.15 hereof);

(8)                                  except in connection with an offer by the Company to purchase all Notes, (i) waive an Event of Default under clause (10) of Section 6.01 hereof or

(ii) amend the covenant described in Section 4.07 in any way that would permit the Company to take any action described in the second clauses (1) or (2) of the first paragraph of Section 4.07(a) when the Company would not have otherwise been permitted to take such action under the terms of such second clauses (1) or (2) of the first paragraph of Section 4.07(a) as in effect on the date hereof;

(9)                                  release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(10)                            make any change to the subordination or ranking provisions of this Indenture or the related definitions that adversely affect the rights of any Holder; or

(11)                            make any change in the preceding amendment and waiver provisions.

Notwithstanding the foregoing, no amendment may be made to Article 10 or Section 11.02 of this Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or any Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

Section 9.03                                Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in a amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04                                Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05                                Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06                                Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it.  In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10
SUBORDINATION

Section 10.01                          Agreement to Subordinate.

The Company agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article 10, to the prior payment in full of all Senior Indebtedness (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Indebtedness.

Section 10.02                          Liquidation; Dissolution; Bankruptcy.

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the Holders of Notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which Holders of Notes would be entitled, except as otherwise provided for in the subordination provisions of this Indenture, will be made to Holders of the Senior Indebtedness as their interests may appear (except that holders of notes may receive and retain (i) Permitted Junior Securities, and (ii) payments made from the trust created pursuant to Section 8.05 hereof so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the provisions of this Article 10 or any other material agreement binding on the Company).  If a distribution is made to Holders of Notes that due to the provisions of this Article 10 should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Indebtedness and to make payment to the holders of Senior Indebtedness as their interest may appear.

Section 10.03                          Default on Designated Senior Indebtedness.

The Company may not make any payment or distribution to the Trustee or any Holder in respect of Obligations with respect to the Notes or make any deposit pursuant to the provisions of Article 8 of this Indenture and may not otherwise purchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if (i) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period or any other amount owing in respect of any Designated Senior Indebtedness is not paid when due, or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or (y) such Designated Senior Indebtedness has been paid in full (except that Holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust in accordance with Section 8.05 hereof so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the provisions of this Article 10 or any other material agreement binding on the Company).  However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of such Designated Senior Indebtedness with respect to which either of the events in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing.  In addition to the foregoing, during the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending on the earliest to occur of the following events:  (a) 179 days shall have elapsed since such receipt of such Blockage Notice; (b) such Payment Blockage Period is terminated by written notice to the Trustee (with a copy to the Company) from the Person or Persons who gave such Blockage Notice, (c) the repayment in full of such Designated Senior Indebtedness, or (d) the default giving rise to such Blockage Notice is no longer continuing.

During any period in which payments are blocked pursuant to the preceding paragraph, Holders of the Notes and the related Note Guarantees will be entitled to all remedies with respect to the Notes and the Note Guarantees, however, any amount received by Holders with respect to the Notes or the Note Guarantees, including as a result of legal action to enforce the Notes of the Note Guarantees, will be required to be turned over to holders of Designated Senior Indebtedness.  Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section 10.03 and in Section 10.02), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after such Payment Blockage Period, including any missed payments.  In no event shall the total number of days during which any Payment Blockage Period is in effect extend beyond the 179 days from the date of receipt by the Trustee of the relevant Blockage Notice, and in no event shall the total number of days during which any Payment Blockage Period is in effect exceed 179 days during any 360 consecutive day period.  For purposes of this provision, no default or event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Section 10.04                          Acceleration of Notes.

If payment of the Notes is accelerated because of an Event of Default, the Company will promptly notify holders of Senior Indebtedness of the acceleration.

Section 10.05                          When Distribution Must Be Paid Over.

In the event that the Trustee or any Holder receives any payment of any Obligations with respect to the Notes (other than Permitted Junior Securities and payments made from any defeasance trust created pursuant to Section 8.05 hereof) at a time when the Trustee or such Holder, as applicable, has actual knowledge that such payment is prohibited by Section 10.03 hereof, such payment will be held by the Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to, the holders of Senior Indebtedness as their interests may appear or their Representative under the agreement, indenture or other document (if any) pursuant to which Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Indebtedness remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform only those obligations on the part of the Trustee as are specifically set forth in this Article 10, and no implied covenants or obligations with respect to the holders of

Senior Indebtedness will be read into this Indenture against the Trustee.  The Trustee will not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness, and will not be liable to any such holder if the Trustee pays over or distributes to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Indebtedness are then entitled by virtue of this Article 10, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

Section 10.06                          Notice by Company.

The Company will promptly notify the Trustee and the Paying Agent of any facts known to the Company that would cause a payment of any Obligations with respect to the Notes to violate this Article 10, but failure to give such notice will not affect the subordination of the Notes to the Senior Indebtedness as provided in this Article 10.

Section 10.07                          Subrogation.

After all Senior Indebtedness is paid in full and until the Notes are paid in full, Holders of Notes will be subrogated (equally and ratably with all other pari passu Indebtedness) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holders of Notes have been applied to the payment of Senior Indebtedness.  A distribution made under this Article 10 to holders of Senior Indebtedness that otherwise would have been made to Holders of Notes is not, as between the Company and Holders, payment by the Company on the Notes.

Section 10.08                          Relative Rights.

This Article 10 defines the relative rights of Holders of Notes and holders of Senior Indebtedness.  Nothing in this Indenture will:

(1)                                  impair, as between the Company and Holders of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium and interest on, the Notes in accordance with their terms;

(2)                                  affect the relative rights of Holders of Notes and creditors of the Company other than their rights in relation to holders of Senior Indebtedness; or

(3)                                  prevent the Trustee or any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Indebtedness to receive distributions and payments otherwise payable to Holders of Notes.

If the Company fails because of this Article 10 to pay principal of, premium or interest on, a Note on the due date, the failure is still a Default.

Section 10.09                          Subordination May Not Be Impaired by Company.

No right of any holder of Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by the Notes may be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this Indenture.

Section 10.10                          Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made and the notice given to their Representative.

Upon any payment or distribution of assets of the Company referred to in this Article 10, the Trustee and the Holders of Notes will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10.

Section 10.11                          Rights of Trustee and Paying Agent.

Notwithstanding the provisions of this Article 10 or any other provision of this Indenture, the Trustee will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee has received at its Corporate Trust Office at least five Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Notes to violate this Article 10.  Only the Company or a Representative may give the notice.  Nothing in this Article 10 will impair the claims of, or payments to, the Trustee under or pursuant to Section 7.07 hereof.

The Trustee in its individual or any other capacity may hold Senior Indebtedness with the same rights it would have if it were not Trustee.  Any Agent may do the same with like rights.

Section 10.12                          Authorization to Effect Subordination.

Each Holder of Notes, by such Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 10, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes.  If the

Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.09 hereof at least 30 days before the expiration of the time to file such claim, the Representatives are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.

Section 10.13                          Amendments.

The provisions of this Article 10 may not be amended or modified without the written consent of the holders of all Senior Indebtedness.  In addition, any amendment to, or waiver of, the provisions of this Article 10 that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of Notes then outstanding.

Section 10.14                          Reliance on Judicial Order or Certificate of Liquidating Agent.

Upon any payment or distribution of assets of the Company referred to in this Article, the Trustee, subject to the provisions of Section 6.01, and the Holders of the Notes shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which such solvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to the Trustee or to the Holders of Notes, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article.

Section 10.15                          Trustee Not Fiduciary for Holders of Senior Indebtedness.

The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if the Trustee shall in good faith mistakenly pay over or distribute to Holders of Notes or to the Company or to any other person cash, property or securities to which any holders of Senior Indebtedness shall be entitled by virtue of this Article or otherwise.  With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article and no implied covenants or obligations with respect to holders of Senior Indebtedness shall be read into this Indenture against the Trustee.

ARTICLE 11
NOTE GUARANTEES

Section 11.01                          Guarantee.

(a)                                  Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1)                                  the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)                                  in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)                                 The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)                                  If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)                                 Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02                          Subordination of Note Guarantee.

The Obligations of each Guarantor under its Note Guarantee pursuant to this Article 11 will be junior and subordinated to the Senior Indebtedness of such Guarantor on the same basis as the Notes are junior and subordinated to Senior Indebtedness of the Company.  For the purposes of the foregoing sentence, the Trustee and the Holders will have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Indenture, including Article 10 hereof.

Section 11.03                          Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.04                          Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.19 hereof, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.19 hereof and this Article 11, to the extent applicable.

Section 11.05                          Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 11.06 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1)                                  immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)                                  either:

(a)                                  subject to Section 11.06 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under this Indenture and its Note Guarantee on the terms set forth herein or therein, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; or

(b)                                 the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee.  All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 11.06                          Releases.

(a)                                  In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) the Company or a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof.  Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(b)                                 Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be released and relieved of any obligations under its Note Guarantee.

(c)                                  Upon Legal Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 12 hereof, each Guarantor will be released and relieved of any obligations under its Note Guarantee.

(d)                                 If such Guarantor no longer constitutes a Domestic Subsidiary.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12
SATISFACTION AND DISCHARGE

Section 12.01                          Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1)                                  either:

(a)                                  all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company or any Guarantor and thereafter repaid to the Company or discharged from their trust, have been delivered to the Trustee for cancellation; or

(b)                                 all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)                                  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)                                  the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4)                                  the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof will survive.  In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02                          Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13
MISCELLANEOUS

Section 13.01                          Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 13.02                          Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

B&G Foods, Inc.
Four Gatehall Drive, Suite 110
Parsippany, NJ  07054
Facsimile No.:  (973)401-6550
Attention:  Chief Financial Officer

With a copy to:
Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA  19103
Facsimile No.:  (215) 994-2222
Attention:  Christopher G. Karras, Esq.

If to the Trustee:

The Bank of New York

101 Barclay Street, Fl. 8W

New York, NY  10286
Facsimile No.:  (212) 815-5707
Attention:  Corporate Trust Administration

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.03                          Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04                          Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1)                                  an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)                                  an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05                          Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

(1)                                  a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)                                  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)                                  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)                                  a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06                          Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07                          No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, direct or indirect incorporator, Affiliate, stockholder or controlling Person, of the Company or any Guarantor, as such, or any successor entity, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08                          Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09                          No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10                          Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors.  All agreements of the Trustee in this Indenture will bind its successors.  All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.

Section 13.11                          Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12                          Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.13                          Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14                          Waiver of Jury Trial.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

[Signatures on following page]

SIGNATURES

Dated as of October 14, 2004

B&G FOODS, INC. (F/K/A B&G FOODS HOLDINGS CORP.)

By:	/s/ Robert C. Cantwell
Name: Robert C. Cantwell
Title: Executive Vice President of Finance

BGH HOLDINGS, INC.
BLOCH & GUGGENHEIMER, INC.
HERITAGE ACQUISITION CORP.
MAPLE GROVE FARMS OF VERMONT, INC.

ORTEGA HOLDINGS INC.
POLANER, INC.
TRAPPEY’S FINE FOODS, INC.
WILLIAM UNDERWOOD COMPANY

By:	/s/ Robert C. Cantwell
Name: Robert C. Cantwell
Title: Authorized Officer

THE BANK OF NEW YORK

By:	/s/ Robert A. Massimillo
Name: Robert A. Massimillo
Title: Vice President

2

EXHIBIT A

[Face of Note]

CUSIP/CINS

12.0% Senior Subordinated Notes due 2016

No.	$

B&G FOODS, INC.

(F/KA/ B&G FOODS HOLDINGS CORP.)

promises to pay to

or registered assigns,

the principal sum of                                                                                                                                                                     DOLLARS
on                      , 2016.

Interest Payment Dates:  January 30, April 30, July 30 and October 30.

Record Dates:  December 31, March 31, June 30 and September 30.

Dated:                                , 200

B&G FOODS, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK, as Trustee

By:
Authorized Signatory

[Back of Note]
12.0% Senior Subordinated Notes due 2016

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)                                  INTEREST.  B&G Foods, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 12.0 % per annum from October 14, 2004 until maturity.  The Company will pay interest quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid on the Initial Notes or, if no interest has been paid, from the date of issuance of the Initial Notes; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be January 30, 2005.  The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2)                                  METHOD OF PAYMENT.  The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on December 31, March 31, June 30 and September 30 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium and, if any, interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent.  Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)                                  PAYING AGENT AND REGISTRAR.  Initially, The Bank of New York, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

(4)                                  INDENTURE.  The Company issued the Notes under an Indenture dated as of October 14, 2004 (the “Indenture”) among the Company, the Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are unsecured obligations of the Company.  The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5)                                  OPTIONAL REDEMPTION.  On and after October 30, 2009, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 30 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	106.000%
2010	104.000%
2011	102.000%
2012 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

The Notes will not be redeemable at the Company’s option prior to October 30, 2009.

(6)                                  MANDATORY REDEMPTION.  The Company is not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)                                  REPURCHASE AT THE OPTION OF HOLDER.

(a)                                  If there is a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $7.15 or an integral multiple thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”).  No earlier than ten and no later than 20 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)                                 If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within five days of each date on which the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will commence an offer to all Holders of Notes and all holders of other pari passu Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes (including any Additional Notes) and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase in accordance with the procedures set forth in the Indenture.  To the extent that the aggregate amount of Notes (including any Additional Notes) and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Restricted Subsidiary) may use such deficiency for any purpose not otherwise prohibited by the Indenture.  If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis.  Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8)                                  NOTICE OF REDEMPTION.  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture.  Notes in denominations larger than $7.15 may be redeemed in part but only in whole multiples of $7.15, unless all of the Notes held by a Holder are to be redeemed.

(9)                                  DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $7.15 and integral multiples of $7.15.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10)                            PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

(11)                            AMENDMENT, SUPPLEMENT AND WAIVER.  Subject to certain exceptions, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event or Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class.  Without the consent of any Holder of a Note, the Indenture or the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, omission, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to conform the text of the Indenture, or the Notes to any provision of the “Description of Senior Subordinated Notes” section of the Company’s Prospectus dated October 7, 2004, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Senior Subordinated Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes, to provide for or confirm the issuance of Additional Notes in accordance with the limitations set forth in the Indenture or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes.

(12)                            DEFAULTS AND REMEDIES.  Events of Default include:  (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due of the principal of, or premium, if any, on, the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with Section 5.01 of the Indenture; (iv) failure by the Company or any of its Restricted Subsidiaries for 30 days to comply with Sections 4.10 and 4.15 of the Indenture; (v) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture or the Notes; (vi) default under certain other agreements relating to Indebtedness of the Company which default results in the acceleration of such Indebtedness prior to its express maturity; (vii) certain final judgments for the payment of money that remain undischarged for a period of 60 days; (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; (ix) payment by the Company of dividends on its common stock during the continuance of an Event of Default or pursuant to the second clause (1) of paragraph (a) of Section 4.07 of the Indenture at a time when such payment was not permitted pursuant to such section and (x) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on its behalf denies or disaffirms its obligations under such Guarantor’s Note Guarantee.  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes.  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13)                            SUBORDINATION.  Payment of principal, interest and premium, if any, on the Notes is subordinated to the prior payment of Senior Indebtedness on the terms provided in the Indenture.

(14)                            SUBSEQUENT ISSUANCE.  The Company may only issue Additional Notes in accordance with Section 4.21 of the Indenture.

The Company agrees, and by purchasing the Notes each Holder and each owner of a beneficial interest in a Global Note shall be deemed to have agreed, that, upon the issuance by the Company of any Additional Notes, if the Company determines that such Additional Notes should be assigned a different CUSIP number than the CUSIP number assigned to the Initial Notes, then immediately following such issuance (and immediately following any issuance of Additional Notes thereafter) a portion of each such Holder’s or beneficial owner’s Initial Notes and/or Additional Notes, as applicable, or beneficial ownership interest therein, will automatically, without any action by such Holder or beneficial owner, be exchanged (each, an “Automatic Exchange”) for a portion of each other Holder’s Initial Notes and/or Additional Notes or each other beneficial owner’s beneficial interest in the Initial Notes and/or Additional Notes, as applicable, such that each Holder and owner of a beneficial interest in a Global Note will hold Notes or beneficial interests in the Global Notes of each issuance in the same proportion as each other Holder and owner of beneficial interests in the Global Notes.  The aggregate stated principal amount of Notes owned by each Holder and owner of a beneficial interest in a Global Note will not change as a result of the Automatic Exchange.  Immediately following the Automatic Exchange, the Company and the Trustee will instruct the Depository to facilitate the combination of the Notes issued prior to the date of issuance of such Additional Notes and such Additional Notes into inseparable units (“Note Units”) in accordance with the procedures of the Depository.  The Note Units will be assigned a new CUSIP number, and the transfers and exchanges of beneficial interests in the Note Units will be effected through the Depository.

At least ten (10) business days prior to the closing of the issuance of Additional Notes that will result in an Automatic Exchange, the Company shall notify the Trustee in writing of its intention to consummate such subsequent issuance and shall instruct the Trustee and Depository to take any action necessary to effect the Automatic Exchange.  Such notice may be revoked at any time prior to the date fixed for such Automatic Exchange.

The Company agrees, and by acceptance of beneficial ownership in the Notes each beneficial owner of the Notes shall be deemed to have agreed, that (1) the Company will report any “original issue discount” (as determined for U.S. federal income tax purposes) associated with the Initial Notes and Additional Notes among all beneficial owners in proportion to their ownership of the aggregate principal amount of Notes and (2) each beneficial owner of the Notes shall report such original issue discount in this manner and shall not take an inconsistent position for any applicable tax purpose.

(15)                            TRUSTEE DEALINGS WITH COMPANY.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(16)                            NO RECOURSE AGAINST OTHERS.  No past, present or future director, officer, employee, direct or indirect incorporator, Affiliate, stockholder or controlling Person, of the Company or any Guarantor, as such, or any successor entity, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

(17)                            AUTHENTICATION.  This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(18)                            ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19)                            CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(20)                            TAX TREATMENT.  By acceptance of a beneficial ownership interest in the Notes, each beneficial owner of Notes will be deemed to have agreed (1) to treat itself as owner of the Notes for all purposes, including the preparation and filing of the United States federal, state, local or foreign tax return, report, or other information; (2) to treat the Notes as indebtedness for all tax purposes and (3) if such beneficial owner’s Notes are represented by EISs, to treat the acquisition of an EIS as the acquisition of the Notes and Class A Common Stock which are represented by the EIS and to allocate the purchase price of the EIS between the Notes and the Class A Common Stock in the amounts of $7.15 and $7.85 respectively.

(21)                            GOVERNING LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement.  Requests may be made to:

B&G Foods, Inc.  (f/k/a B&G Foods Holdings Corp.)

Four Gatehall Drive, Suite 110

Parsippany, NJ  07054

Attention:  Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                 Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

Section 4.10	Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*                 Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*                 This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of                                 , 2004 (the “Indenture”) among B&G Foods, Inc., (the “Company”), the Guarantors party thereto and                                                 , as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium and Liquidated Damages, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

B-1

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                             , 200   , among                                    (the “Guaranteeing Subsidiary”), a subsidiary of B&G Foods, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of                       , 2004 providing for the issuance of      % Senior Subordinated Notes due 2016 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                                       CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                       AGREEMENT TO GUARANTEE.  The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3.                                       NO RECOURSE AGAINST OTHERS.  No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

4.                                       NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.                                       COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.                                       EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

7.                                       THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                          , 20

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

B&G FOODS, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[THE BANK OF NEW YORK], as Trustee

By:
Authorized Signatory